Exhibit 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following summary of certain provisions of Tango Therapeutics, Inc.’s (“Tango”, “we”, “our”) securities does not purport to be complete and is subject to the Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation” or “Charter”), the Amended and Restated Bylaws (the “Bylaws”) and the provisions of applicable law. The Certificate of Incorporation and the Bylaws are incorporated by reference to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Authorized and Outstanding Stock

The Charter authorizes the issuance of 210,000,000 shares, consisting of 200,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value, all of which shares of preferred stock are undesignated.

Common Stock

The Charter provides the following with respect to the rights, powers, preferences and privileges of the common stock.

•
Voting Power. Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of Tango’s directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

•
Dividends. Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

•
Liquidation, Dissolution and Winding Up. In the event of Tango’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of Tango’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

•
Preemptive or Other Rights. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

Listing of Securities

Our common stock is listed on the Nasdaq Capital Market under the symbol “TNGX”.

Transfer Agent

The transfer agent for our common stock is Computershare Trust Company, N.A.

Preferred stock

Our board of directors will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock

ACTIVE/115585734.3

could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. No shares of convertible preferred stock are outstanding, and we have no present plan to issue any shares of convertible preferred stock

Registration Rights

Certain of our stockholders (“Holders”) hold registration rights pursuant to an amended and restated registration and stockholder rights agreement (the “Amended and Restated Registration and Stockholder Rights Agreement”). Stockholders holding a majority-in-interest of such registrable securities are entitled to make a written demand for registration under the Securities Act of 1933, as amended (the “Securities Act”), of all or part of their registrable securities.

In particular, the Amended and Restated Registration and Stockholder Rights Agreement provides for the following registration rights:

•
Shelf registration/demand registration rights. At any time and from time to time when an effective shelf registration statement is on file with the SEC, a Holder may request to sell all or any portion of such Holder’s registrable securities by means of an underwritten takedown off of the shelf registration statement, except that we are only obligated to effect such underwritten shelf takedown if such offering will include registrable securities proposed to be sold by the requesting Holder, either individually or together with other requesting Holders, with a total offering price reasonably expected to exceed, in the aggregate, $20.0 million. Additionally, we are not required to effect more than one underwritten shelf takedown in any six-month period.

•
Piggyback registration rights. Subject to exceptions for certain offerings and registration statements, if at any time, we propose to file a registration statement under the Securities Act, in connection with an offering of our equity securities or securities or other obligations exercisable or exchangeable for, or convertible into, our equity securities, either for our own account or for the account of other stockholders, the Holders are entitled to include their registrable securities in such registration statement.

•
Indemnification. The Amended and Restated Registration and Stockholder Rights Agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify Holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and Holders of registrable securities are obligated to indemnify us for material misstatements or omissions attributable to them.

Expiration of Registration Rights

The registration rights granted under the Amended and Restated Registration and Stockholder Rights Agreement will terminate on the earlier of (i) the 10th anniversary of the date of the agreement and (ii) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law

Charter and Bylaws

Our Charter and Bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below:

•
permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

ACTIVE/115585734.3

•
provide that the authorized number of directors may be changed only by resolution of our board of directors;

•
provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only with cause by the holders of at least two thirds (2/3) of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•
provide that, subject to the rights of any series of preferred stock to fill director vacancies, all director vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•
provide that special meetings of our stockholders may be called by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors;

•
provide that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal as possible, and with the directors serving three-year terms, therefore making it more difficult for stockholders to change the composition of our board of directors;

•
provide that any amendment of our Charter must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, limitation of liability and certificate of incorporation must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class. Our Bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment; and

•
not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

Delaware Anti-Takeover Law

Tango has opted out of Section 203 of the Delaware General Corporation Law (the “DGCL”). Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of company’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

Exclusive Jurisdiction of Certain Actions

The Bylaws require, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, that derivative actions brought in the name of Tango, actions against any current or former directors, officers and employees for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, actions to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws and actions asserting a claim governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware (the “Delaware Forum Provision”). The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act and the Securities Exchange Act of 1934. Any person or entity purchasing or otherwise acquiring any

ACTIVE/115585734.3

interest in shares of capital stock of Tango shall be deemed to have notice of and consented to this choice of forum provision.

ACTIVE/115585734.3